7140 Office Circle
P.O. Box 15600
Evansville, IN 47716

NEWS RELEASE

Investor Relations:  Chad Monroe
Phone:  (812) 962-5041

Media Relations:  Timothy G. Weir, APR
Phone:  (812) 962-5128

FOR IMMEDIATE RELEASE

Accuride Corporation Declares Dividend of Preferred Stock Purchase Rights

EVANSVILLE, Ind., Nov. 9, 2011 – Accuride Corporation (NYSE: ACW), a leading supplier of components to the commercial vehicle industry, announced that its Board of Directors has adopted a shareholder rights plan (the “rights plan” or “plan”) and declared a dividend of one preferred stock purchase right (a “right”) for each outstanding share of Accuride’s common stock.  The rights are scheduled to expire on November 9, 2012, unless earlier redeemed or exchanged by the Company or terminated.  The plan was not adopted in response to any proposal to acquire control of the Company.

“Adopting this shareholder rights plan is an appropriate and prudent step to protect the interest of shareholders as we execute our plan to rebuild and grow the company and to realize Accuride’s upside potential as the commercial vehicle industry and broader economy recover,” said Rick Dauch, Accuride’s President and Chief Executive Officer. Dauch continued, “The rights plan is intended to enable all of the Company’s stockholders to realize the long-term value of their investment in the Company.  While the plan will not prevent a takeover, it is intended to encourage anyone seeking to acquire the Company to negotiate with the Board of Directors and to ensure sufficient time to consider any proposal.”

Shareholders do not need to take any action to receive the preferred stock purchase right.  Pursuant to the plan, one right will be distributed for each share of common stock held by stockholders of record on November 23, 2011.  Initially, these rights will not be exercisable and will trade with the shares of Accuride’s common stock.  Under the rights plan, the rights generally will become exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company’s common stock or announces a tender offer for 15% or more of the common stock without the approval of the Company’s Board of Directors.  In that situation, subject to certain exceptions, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the right’s then-current exercise price, a number of shares of common stock having a market value at that time of twice the right’s exercise price.  If the Company is acquired in a merger or other business combination transaction that has not been approved by the Board of Directors after the rights become exercisable, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring company’s common stock having a market value at that time of twice the right’s exercise price.

Further details about the rights plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.  Accuride’s shareholders will receive information regarding the rights plan in the coming weeks.

About Accuride Corporation
With headquarters in Evansville, Indiana, Accuride Corporation is a leading supplier of components to the commercial vehicle industry.  The company’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, and other commercial vehicle components.  The company’s products are marketed under its brand names, which include Accuride®, Gunite®, ImperialTM and BrillionTM.  Accuride’s common stock trades on the New York Stock Exchange under the ticker symbol ACW.  For more information, visit the Company’s website at http://www.accuridecorp.com.

Forward-Looking Statements
Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results. It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

# # #